Exhibit 12.1

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

                                              Gabelli Asset Management Inc.
                                           Ratio of Earnings to Fixed Charges
                                                     (in thousands)

                                             Nine Months
                                                Ended                                For the Years Ended December 31,
                                               09/30/01            2000            1999           1998          1997       1996
                                            ------------         -------         -------        --------      -------    --------

    Income before income taxes and
       minority interest                    $ 76,373            $101,661       $ 32,272       $ 64,428       $ 41,283    $ 40,529
    Plus:
       Fixed charges                           3,813               3,954          3,642          2,472          2,140       1,106
                                           -------------        ---------   ------------   ------------  ------------------------

    Adjusted Earnings                       $ 80,186            $105,615       $ 35,914       $ 66,900       $ 43,423    $ 41,635
                                           -------------        ---------   ------------   ------------  ------------------------


    Fixed Charges:
       Interest expense                      $ 3,628             $ 3,714        $ 3,438        $ 2,212        $ 1,876       $ 879
       Interest portion of rent expense          185                 240            204            260            264         227
                                           -------------        ---------   ------------   ------------  ------------------------

    Total Fixed Charges                      $ 3,813             $ 3,954        $ 3,642        $ 2,472        $ 2,140     $ 1,106
                                           -------------        ---------   ------------   ------------  ------------------------


    Ratio of earnings to fixed charges         21.03               26.71           9.86 (a)      27.06          20.29       37.64
                                           -------------        ---------   ------------   ------------  ------------------------


    (a) Earnings, as defined above, include a nonrecurring charge related to a note payable of $30.9 million, net of income tax benefit. Excluding this charge the ratio of earnings to fixed charges would have been 21.0 in 1999.
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